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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ---------------------------------

                                   FORM T-3/A

                                (AMENDMENT NO. 3)

                 APPLICATION FOR QUALIFICATION OF CVR AGREEMENT
                      UNDER THE TRUST INDENTURE ACT OF 1939

                       ---------------------------------

                       ATKINS NUTRITIONALS HOLDINGS, INC.
                               (Name of Applicant)


                                 105 Maxess Road
                                    Ste. N109
                               Melville, NY 11747
                    (Address of Principal Executive Offices)


        SECURITIES TO BE ISSUED UNDER THE CVR AGREEMENT TO BE QUALIFIED:

   Title of Class                                        Amount
   --------------                                        ------
 New CVR Interests                     Contingent and cannot be determined until
                                        occurrence, if ever, of triggering event

                       ---------------------------------

Approximate date of proposed public offering: Upon the Effective Date under the Plan (as defined herein).

                       ---------------------------------

                              Joseph Conklin, Esq.
                     Senior Vice President & General Counsel
                        Atkins Nutritionals Holdings, Inc
                                 105 Maxess Road
                                    Ste. N109
                               Melville, NY 11747
                     (Name and Address of Agent for Service)

                                 With copies to:

                                Simeon Gold, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153


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The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

                                   FORM T-3/A

                                (AMENDMENT NO. 3)

EXPLANATORY NOTE.

This Amendment No. 3 to Form T-3 is being filed solely for the purposes of filing a Form T-1, attached hereto as Exhibit T3G.

CONTENTS OF APPLICATION FOR QUALIFICATION. THIS AMENDMENT NO. 3 TO THE APPLICATION FOR QUALIFICATION COMPRISES--

         (a)      Pages numbered 1 to 5, consecutively (including an attached
                  Exhibit Index).

         (b) The statement of eligibility and qualification of the Trustee under the CVR Agreement to be qualified.

         (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

                  Exhibit T3A-1**   Amended and Restated Articles of
                                    Incorporation of Applicant (including
                                    Certificates of Designations for Series A
                                    Convertible Preferred Stock and Series B
                                    Preferred Stock.

                  Exhibit T3A-2**   Form of Second Amended and Restated Articles
                                    of Incorporation of Applicant, to be
                                    effective after the Effective Date.

                  Exhibit T3B-1**   Amended and Restated Bylaws of Applicant.

                  Exhibit T3B-2**   Form of Second Amended and Restated Bylaws
                                    of Applicant, to be effective after the
                                    Effective Date.

                  Exhibit T3C**     Form of CVR Agreement between Applicant and
                                    the Trustee.

                  Exhibit T3D       Not Applicable.

                  Exhibit T3E-1**   Disclosure Statement for Debtors' Joint Plan
                                    of Reorganization, dated August 24, 2005.

                  Exhibit T3E-2**   Debtors' Joint Plan of Reorganization Under
                                    Chapter 11 of the Bankruptcy Code, dated
                                    August 24, 2005.

                  Exhibit T3E-3**   Disclosure Statement for Debtors' First
                                    Amended Joint Plan of Reorganization, dated
                                    September 30, 2005.

                  Exhibit T3E-4**   Debtors' First Amended Joint Plan of
                                    Reorganization Under Chapter 11 of the
                                    Bankruptcy Code, dated September 30, 2005.

                  Exhibit T3E-5**   Disclosure Statement Relating to Debtors'
                                    Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated November 16, 2005.

                  Exhibit T3E-6**   Debtors' Second Amended Joint Plan of
                                    Reorganization Under Chapter 11 of the
                                    Bankruptcy Code, dated November 16, 2005.

                  Exhibit T3F**     Cross reference sheet showing the location
                                    in the CVR Agreement of the provisions
                                    inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust
                                    Indenture Act of 1939 (included as part of Exhibit T3C).

                  Exhibit T3G*      Statement of eligibility and qualification
                                    of the Trustee on Form T-1.




--------------------------------
*        Filed herewith.
**       Previously filed.

                                   SIGNATURE

         Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, Atkins Nutritionals Holdings, Inc., a Delaware corporation, has duly caused this Application for Qualification to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Melville, and State of New York, on the 28th day of December, 2005.


                                ATKINS NUTRITIONALS HOLDINGS, INC.

                                By: /s/ Joseph Conklin
                                    --------------------------------------------
                                Name:  Joseph Conklin
                                Title: Senior Vice President, General Counsel,
                                       Secretary and Director of Human Resources




Attest: /s/ Jessica Gutteridge
        -----------------------------
Name:   Jessica Gutteridge
Title:  Associate General Counsel

                                  EXHIBIT INDEX


                  Exhibit No.       Description
                  -----------       -----------

                  Exhibit T3A-1**   Amended and Restated Articles of
                                    Incorporation of Applicant (including
                                    Certificates of Designations for Series A
                                    Convertible Preferred Stock and Series B
                                    Preferred Stock.

                  Exhibit T3A-2**   Form of Second Amended and Restated Articles
                                    of Incorporation of Applicant, to be
                                    effective after the Effective Date.

                  Exhibit T3B-1**   Amended and Restated Bylaws of Applicant.

                  Exhibit T3B-2**   Form of Second Amended and Restated Bylaws
                                    of Applicant, to be effective after the
                                    Effective Date.

                  Exhibit T3C**     Form of CVR Agreement between Applicant and
                                    the Trustee.

                  Exhibit T3D       Not Applicable.

                  Exhibit T3E-1**   Disclosure Statement for Debtors' Joint Plan
                                    of Reorganization, dated August 24, 2005.

                  Exhibit T3E-2**   Debtors' Joint Plan of Reorganization Under
                                    Chapter 11 of the Bankruptcy Code, dated
                                    August 24, 2005.

                  Exhibit T3E-3**   Disclosure Statement for Debtors' First
                                    Amended Joint Plan of Reorganization, dated
                                    September 30, 2005.

                  Exhibit T3E-4**   Debtors' First Amended Joint Plan of
                                    Reorganization Under Chapter 11 of the
                                    Bankruptcy Code, dated September 30, 2005.

                  Exhibit T3E-5**   Disclosure Statement Relating to Debtors'
                                    Second Amended Joint Plan of Reorganization
                                    Under Chapter 11 of the Bankruptcy Code, dated November 16, 2005.

                  Exhibit T3E-6**   Debtors' Second Amended Joint Plan of
                                    Reorganization Under Chapter 11 of the
                                    Bankruptcy Code, dated November 16, 2005.

                  Exhibit T3F**     Cross reference sheet showing the location
                                    in the CVR Agreement of the provisions
                                    inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust
                                    Indenture Act of 1939 (included as part of Exhibit T3C).

                  Exhibit T3G*      Statement of eligibility and qualification
                                    of the Trustee on Form T-1.



--------------------------------
*        Filed herewith.
**       Previously filed.